Appendix A

Subject to the Custody Agreement among the MANNING & NAPIER FUND, INC. (formerly the Exeter Fund, Inc.), and THE BANK OF NEW YORK MELLON (Successor by law to

MELLON TRUST OF NEW ENGLAND, N.A.) effective May 8, 2006.

Effective September 14, 2009

Original Funds:	Date Established/Terminated
Small Cap Series
International Series
Life Sciences Series
Technology Series
Financial Services Series
World Opportunities Series
Commodity Series	Terminated as of May 8, 2006*
High Yield Bond Series	Terminated as of September 15, 2004
Global Fixed Income Series	Terminated as of February 28, 2003
Core Bond Series
Core Plus Bond Series
New York Tax Exempt Series
Ohio Tax Exempt Series
Diversified Tax Exempt Series
Pro-Blend® Conservative Term Series
Pro-Blend® Moderate Term Series
Pro-Blend® Extended Term Series
Pro-Blend® Maximum Term Series
Tax Managed Series
Overseas Series
Equity Series
Target Income Series
Target 2010 Series
Target 2020 Series
Target 2030 Series
Target 2040 Series
Target 2050 Series
Dividend Focus Series

* Commodity Series did not commence operations.

New Funds:

High Yield Bond Series	Established as of September 14, 2009
Real Estate Series	Established as of September 14, 2009

Acknowledged and Agreed:

THE BANK OF NEW YORK MELLON         MANNING & NAPIER FUND, INC.

By: /s/ Donald Brophy                                     By: /s/ Jodi L. Hedberg

VP                                                                     Corporate Secretary